                                                                     EXHIBIT 2.3
                                                                     -----------

                             STOCKHOLDER AGREEMENT


     AGREEMENT, dated as of October 13, 1996, by and between Rite Aid Corporation, a Delaware corporation ("Parent"), Kmart Corporation, a Delaware corporation (referred to herein as the "Stockholder"), and joined in by the Individual Stockholders for the purpose set forth in Section 11.

                                    RECITALS

     A. Immediately prior to the execution of this Agreement, Parent and Thrifty Payless Holdings, Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which the Company will be merged with and into Parent (the "Merger"); and

     B. As an inducement and a condition to entering into the Merger Agreement, Parent has required that Stockholder agree, and Stockholder has agreed, to enter into this Agreement simultaneously with Parent's entry into the Stockholder No. 2 Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

          1. CERTAIN DEFINITIONS. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this
Agreement:

          (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person includes securities Beneficially Owned by all other persons with whom such person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

          (b) "Existing Shares" means shares of Company Common Stock Beneficially Owned by Stockholder as of the date hereof.

          (c) "Securities" means the Existing Shares together with any shares of Company Common Stock or other securities of the Company acquired by Stockholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

          2. DISCLOSURE. Stockholder hereby agrees to permit Parent to publish and disclose in the Registration Statement and the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC), and any press release or other disclosure document which Parent, in its sole discretion, determines to be necessary or desirable in connection with the Merger and any transactions related thereto, Stockholder's identity and ownership of Company Common Stock and the nature of its commitments, arrangements and understandings under this Agreement. Parent will provide Stockholder with a copy of any proposed disclosure and will provide Stockholder with a reasonable opportunity to comment thereon.

          3. VOTING OF COMPANY COMMON STOCK. Subject to certain rights granted to other parties under the Trust Agreement, dated June 17, 1996, between Kmart Corporation, the Subsidiaries of Kmart Corporation parties thereto, First Trust of New York, N.A. and Ward A. Spooner, Trustees and related documents including the Securities Pledge Agreement (collectively, the "Pledge Agreement"), Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) termination of this Agreement in accordance with its terms, (i) Stockholder will not sell or transfer any Securities or any interest therein to any person, other than a wholly owned Subsidiary of Stockholder, and (ii) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, Stockholder will appear at the meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Securities (A) in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof;
(B) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (C) except as otherwise agreed to in writing in advance by Parent in its sole discretion, against the following actions (other than the Merger and the transactions contemplated by this Agreement and the Merger Agreement): (1) any Takeover Proposal or Acquisition Agreement (other than the Merger or the Merger Agreement) and (2)(u) any change in a majority of the persons who constitute the Company

Board; (v) any material change in the present capitalization of the Company, including without limitation any proposal to sell a substantial equity interest in the Company or its Subsidiaries; (w) any amendment of the Company's Certificate of Incorporation or By-laws; (x) any other change in the Company's corporate structure or business; or (y) any other action which, in the case of each of the matters referred to in clauses (2)(u), (v), (w) or (x), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement. Stockholder may not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 3.

          4. SUBSEQUENT STOCKHOLDER ACTIONS. (a) For a period of four years from and after the Effective Time, at any meeting (whether annual or special or whether or not an adjourned or postponed meeting of the holders of Parent Common Stock) or in connection with any written consent of the holder of Parent Common Stock, Stockholder will vote or consent (or cause to be voted or consented) all shares of Parent Common Stock howsoever acquired then held of record or Beneficially Owned by Stockholder in accordance with the recommendations of the Board of Directors of Parent, subject to the terms of the Pledge Agreement.

          (b) If Parent becomes entitled to a Termination Fee pursuant to
Section 7.3 of the Merger Agreement and the Company consummates a Takeover Proposal or enters into an Acquisition Agreement with any other party during the 12 months following the termination of the Merger Agreement, subject to the last sentence of this Section 4(b), with respect to Securities for which Stockholder receives cash consideration pursuant to the Takeover Proposal or Acquisition Agreement, Stockholder will immediately upon the receipt thereof pay to Parent an amount in cash (if positive) (the "Differential Amount") equal to (i) the net pre-tax cash proceeds received by Stockholder with respect to the shares of Company Common Stock or other Securities of the Company, including any shares of Company Common Stock into or for which any Securities are convertible, exchangeable or exercisable, of Stockholder (such shares, the "Subject Shares") in such transaction or in a sale of any of the Securities to a third party that was initiated by Stockholder within 12 months after the date that the Merger Agreement is terminated minus (ii) the product of (A) 65% of the average closing sales price for Parent Common Stock on the NYSE Composite Tape for the five NYSE trading days immediately preceding the first public announcement of the transaction in which the Subject Shares were sold (such amount, the "Basis Amount") times (B) the number of Subject Shares. Any non-cash consideration received by Stockholder in a transaction otherwise of a type described above as part of the net proceeds ("Other Consideration") will be held by Stockholder until Stockholder shall have received in cash upon the sale or other disposition of such Other Consideration an amount equal to the Basis Amount times the number of Subject Shares, whereupon all other securities or proceeds thereof will be immediately paid to Parent.

          (c) For a period of four years from the date hereof, except within the terms of a specific written request from the Parent, Stockholder will not, and will use its best efforts to cause each of its Affiliates controlled by it not to, propose or publicly announce or otherwise disclose an intent to propose, or enter into or agree to enter into, singly or with any other person or directly or indirectly, (i) any form of business combination, acquisition or other similar transaction relating to the Parent or any subsidiary of the Parent, (ii) any form of restructuring, recapitalization or similar transaction with respect to Parent or any such subsidiary, or (iii) any demand, request or proposal to amend, waive or terminate any provision of this Agreement, and except as aforesaid during such period Stockholder will not, and will use its best efforts to cause each of its Affiliates controlled by it or any of its representatives as a principal not to, (1) acquire, or offer, propose or agree to acquire, by purchase or otherwise, any voting securities of Parent, in excess of 1% of Parent's outstanding shares (not counting for these purposes any shares of Parent Common Stock acquired pursuant to the Merger), (2) make, or in any way participate in, any solicitation of proxies with respect to any such voting securities (including by the execution of action by written consent), become a participant in any election contest with respect to Parent, seek to influence any person with respect to any such voting securities or demand a copy of the list of the stockholders or other books and records of Parent, (3) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of any such voting securities or which seeks to affect control of Parent or has the purpose of circumventing any provision of this Agreement, (4) otherwise act, alone or in concert with others (including by providing financing for another person), to seek or to offer to control or influence, in any manner, the management, Board of Directors, or policies of Parent, or (5) make any proposal or other communication designed to compel Parent to make a public announcement thereof in respect of any matter referred to in this Section 4(c).

          5. COVENANTS, REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder hereby represents and warrants to, and agrees with, Parent as follows:

          (a) Ownership of Shares. Stockholder is the sole record and Beneficial Owner of Existing Shares consisting of 10,622,249 shares of B Common Stock. On the date hereof, the Existing Shares constitute all of the Shares owned of record or Beneficially Owned by Stockholder. Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 3 and 4 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, the terms of this Agreement and the Pledge Agreement.

          (b) Corporate Authorization. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement enforceable against Stockholder in accordance with its terms except
(i) as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c) No Conflicts. Except for filings, authorizations, consents and approvals as may be required under the HSR Act, the Exchange Act and the Securities Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal Governmental Authority is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (A) conflict with or result in any breach of the organizational documents of Stockholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Stockholder is a party or by which Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Stockholder or any of its properties or assets.

          (d) No Encumbrances. Except as applicable in connection with the transactions contemplated by Sections 3 and 4 hereof and except for the terms of the Pledge Agreement, the Existing Shares at all times during the term hereof, will be, Beneficially Owned by Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

          (e) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Stockholder, except for Bankers Trust Company which shall be the sole responsibility of Stockholder.

          (f) No Solicitation. Stockholder will not, and will cause its affiliates and officers, directors, employees, partners, investment bankers, attorneys, accountants and other agents and representatives of Stockholder and such affiliates (such affiliates, officers, directors, employees, partners investment bankers, attorneys, accountants, agents and representatives of any person are hereinafter collectively referred to as the "Representatives" of such person) not to, directly or indirectly (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal or any inquiry with respect thereto or (ii) in the event of an unsolicited Takeover Proposal for the Company or any affiliate of the Company, engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent, any of its affiliates or representatives) relating to any Takeover Proposal. Stockholder will notify Parent orally and in writing of any such offers, proposals, or inquiries relating to the purchase or acquisition by any person of Securities (including, without limitation, the terms and conditions thereof and the identity of the person making it), within 24 hours of the receipt thereof. Stockholder will, and will cause its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any parties conducted heretofore with respect to any Takeover Proposal relating to the Company, other than discussions or negotiations with Parent and its affiliates. Notwithstanding the restrictions set forth in this Section 5(f) Stockholder may publicly announce or disclose the terms of this Agreement and the Merger Agreement. For purposes of this Agreement, the Company is not deemed to be an Affiliate of Stockholder.

          (g) Restriction on Transfer, Proxies and Non-Interference. Except as agreed pursuant to the terms of the Pledge Agreement, Stockholder will not, directly or indirectly, prior to the Merger, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Securities or any interest therein except as provided in Section 4(b); (ii) grant any proxies or powers of attorney, deposit the Securities into a voting trust or enter into a voting agreement with respect to the Securities; or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or would result in a breach by Stockholder of its obligations under this Agreement.

          (h) Reliance by Parent. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement provided that nothing contained herein shall require Stockholder to violate or breach the Pledge Agreement.

          (i) Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto will execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, provided that nothing contained herein shall require Stockholder to violate or breach the Pledge Agreement.

          6. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent hereby represents and warrants to Stockholder as follows:

          (a) Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power or other power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the performance by Parent of its obligations hereunder have been duly and validly authorized by the Board of Directors of Parent and no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Parent.

          (b) Corporate Authorization. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except (i) as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c) No Conflicts. Except for filings, authorizations, consents and approvals as may be required under the HSR Act, the Exchange Act and the Securities Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal Governmental Authority is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof will (A) conflict with or result in any breach of the certificate of incorporation or by-laws of Parent, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent is a party or by which Parent or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Parent or any of their respective properties or assets.

          (d) No Finder's Fee. No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent.

          7. STOP TRANSFER; LEGEND. (a) Stockholder agrees with, and covenants to, Parent that Stockholder will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Agreement.

          (b) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger, the terms "Shares and Securities" will be deemed to refer to and include the shares of Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

          (c) Stockholder will duly execute and deliver to Parent an Affiliate's Letter prior to the Closing.

          (d) Stockholder will promptly after any release of the Securities to Stockholder from the Pledge Agreement surrender to the Company all certificates representing the Securities, and the Company will place the following legend on such certificates in addition to any other legend required thereon:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO AND OTHER PROVISIONS OF A STOCKHOLDER AGREEMENT, DATED AS OF OCTOBER 13, 1996, BY AND BETWEEN RITE AID CORPORATION, KMART CORPORATION AND CERTAIN OTHER PERSONS."

          8. REGISTRATION RIGHTS. Stockholder (or any lender which forecloses on such shares) will be entitled to cause Parent to register Parent Common Stock Beneficially Owned by it and received pursuant to the Merger in accordance with the terms and conditions of Appendix A hereto, which are incorporated herein by reference.

          9. TERMINATION. This Agreement will terminate upon the earlier of (i) the consummation of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms, except that the covenants and agreements set forth in Sections 4(b) and 8 hereof will survive any termination of this Agreement for the terms specified therein and the terms of Sections 4(a), 4(c) and 8 will survive the consummation of the Merger. Notwithstanding the foregoing, after the Effective Time the provisions of Section 4 will terminate as to the Stockholder at any time after which Stockholder ceases to own at least 2% of the outstanding shares of Parent Common Stock.

          10. MISCELLANEOUS.

          (a) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (b) Binding Agreement. Stockholder agrees that, except to the extent a lender forecloses on the Securities, this Agreement and the obligations hereunder will attach to the Securities and will be binding upon any person or entity to which legal or Beneficial Ownership of such Securities shall pass, whether by operation of law or otherwise, including without limitation Stockholder's legal representatives or successors or other transferees (for value or otherwise) and any other successors in interest. Notwithstanding the foregoing, this Agreement will not apply to any transferee of Stockholder that is not an Affiliate controlled by Stockholder provided that such transferee becomes such in a transaction not in breach of this Agreement.

          (c) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned or delegated (whether by operation of law or otherwise) without the prior written consent of the other parties, provided that Parent may assign, in its sole discretion, its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment will relieve Parent from any of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          (d) Amendment and Modification. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

          (e) Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

          If to Stockholder:

               Kmart Corporation
               3100 West Big Beaver Road
               Troy, Michigan  48084
               Attn:  General Counsel
               Telecopy:  (810) 643-1054

          copy to:

               Skadden, Arps, Slate, Meagher & Flom
               919 Third Avenue
               New York, NY  10022
               Attn:  David J. Friedman
               Telecopy:  (212) 735-2000

          if to Parent or the Individual Stockholders, to:

               Rite Aid Corporation
               30 Hunter Lane
               Camp Hill, Pennsylvania  17011
               Attn:  Chief Executive Officer
               Telephone:  (717) 761-2633
               Telecopy:  (717) 975-5905

          copy to:

               Jones, Day, Reavis & Pogue
               599 Lexington Avenue
               New York, NY  10022
               Attn:  Robert A. Profusek
               Telephone:  (212) 326-3939
               Telecopy:  (212) 755-7306

          (f) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

          (g) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

          (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (i) No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (j) Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

          (k) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding will be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 10(k) and will not be deemed to be a general submission to the jurisdiction of said Court or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

          (l) Descriptive Headings. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

          (m) Counterparts. This Agreement may be executed in counterparts, each of which will be considered one and the same agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          (n) Termination of Existing Shareholders Agreement. Stockholder hereby covenants and agrees that, as of the Effective Time and without further action, the Stockholders Agreement will be terminated and deemed null and void and of no further force and effect.

          11. THE INDIVIDUAL STOCKHOLDERS. The persons executing this Agreement under the caption "Individual Stockholders" on the signature page hereof are executing this Agreement solely so that this Agreement will constitute a "stockholders' agreement" within the meaning of Section 218(c) of the DGCL and will not have any rights or obligations hereunder except rights to enforce
Section 4(a).

          12. SIMULTANEOUS AGREEMENT. This Agreement is entered into simultaneously with a Stockholder Agreement among Stockholder No. 2, Parent and certain other persons.

          IN WITNESS WHEREOF, Parent, Stockholder and the Individual Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

                              RITE AID CORPORATION



                              By: ----------------------------------------
                                  Martin L. Grass
                                  Chairman of the Board
                                  and Chief Executive Officer


                              KMART CORPORATION



                              By: ----------------------------------------
                              Name: _____________________________
                              Title: ____________________________


                              INDIVIDUAL STOCKHOLDERS


                              --------------------------------------------
                              Martin L. Grass


                              --------------------------------------------
                              Franklin C. Brown


                              --------------------------------------------
                              Elliot S. Gerson


                              --------------------------------------------
                              Frank M. Bergonzi

                                                                      APPENDIX A
                                                                      ----------

                              REGISTRATION RIGHTS
                              -------------------

          1. DEFINITIONS. For purposes of this Appendix A, the following terms will have the following meanings:

          "Blackout Period" means a Section 6(a) Period or a Section 6(b)
Period.

          "Business Day" means a day, other than a Saturday or Sunday, on which banking institutions and securities exchanges in New York, New York are required to be open.

          "Counsel to Stockholder" means the single law firm reasonably acceptable to Parent from time to time representing Stockholder.

          "Effective Period" means a period commencing on the date of this Agreement and ending on the earlier of (i) the first date as of which all Registrable Securities cease to be Registrable Securities and (ii) the date on which such Stockholder may sell all of the Registrable Securities in accordance with Rule 145(d)(3) under the Securities Act.

          "Inspectors" has the meaning specified in Section 7(l).

          "NASD" means the National Association of Securities Dealers, Inc.

          "Prospectus" means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by any Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus.

          "Records" has the meaning specified in Section 7(l).

          "Registrable Securities" means Parent Common Stock acquired by Stockholder pursuant to the Merger and any securities received in any distribution thereon and in connection therewith unless and until all such Parent Common Stock may be publicly sold by Stockholder under Rule 144 under the Securities Act within a 90-day period.

          "Registration Expenses" means any and all reasonable expenses incident to performance of or compliance with this Agreement, including without limitation, (i) all SEC, NASD and securities exchange registration and filing fees, (ii) all fees and expenses of complying with state securities or blue sky laws (including reasonable fees and disbursements of counsel for any underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or automated quotation system pursuant to Section 7(h), (v) the fees and disbursements of counsel for Parent and of its independent public accountants, (vi) the reasonable fees and expenses of any special experts retained by Parent in connection with the requested registration, and (vii) out-of-pocket expenses of underwriters customarily paid by the issuer to the extent provided for in any underwriting agreement, but excluding underwriting discounts, commissions and transfer taxes, if any, fees and expenses of Counsel to Stockholder and all the fees and expenses of Stockholder incident to its offering or sale of Registerable Securities.

          "Registration Hold Period" means a Section 7(e) Period or a Section 7(m) Period.

          "Registration Statement" means any registration statement of Parent referred to in Sections 7(c) or (d), including any Prospectus, amendments and supplements to any such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in any such registration statement.

          "Related Securities" means any securities of Parent similar or identical to any of the Registrable Securities, including without limitation Parent Common Stock and all options, warrants, rights and other securities convertible into, or exchangeable or exercisable for, Parent Common Stock.

          "SEC" means the Securities and Exchange Commission.

          "Section 6(a) Period" has the meaning specified in Section 6(a).

          "Section 6(b) Period" has the meaning specified in Section 6(b).

          "Section 7(e) Period" has the meaning specified in Section 7(e).

          "Section 7(m) Period" has the meaning specified in Section 7(m).

          "Shelf Registration" means a registration statement on an appropriate form pursuant to Rule 415 under the Securities Act (or any successor rule that may be adopted by the SEC).

          "underwritten registration" or "underwritten offering" means an underwritten offering in which securities of Parent are sold to an underwriter for reoffering to the public.

          2. SECURITIES SUBJECT TO THIS APPENDIX A. The securities entitled to the benefits of this Appendix A are the Registrable Securities. For the purposes of this Appendix A, Registrable Securities will cease to be Registrable Securities when and to the extent that (a) a Registration Statement covering all of the Registrable Securities has been declared effective under the Securities Act and Registrable Securities have been disposed of pursuant to such effective Registration Statement or three years has passed since such Registration Statement was declared effective, (b) all of the Registrable Securities are distributed to the public pursuant to Rule 144 (or any successor provision then in force) under the Securities Act, or (c) all of the Registrable Securities have ceased to be outstanding.

          3. PIGGY-BACK REGISTRATION RIGHTS. (a) Whenever during the Effective Period Parent proposes to file a registration statement under the Securities Act relating to the public offering of Parent Common Stock for cash pursuant to a firm commitment underwritten offering (other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor forms, or filed in connection with an exchange offer or an offering of securities solely to existing stockholders or employees of Parent), Parent will (i) give written notice at least 15 Business Days prior to the filing thereof to Stockholder, specifying the approximate date on which Parent proposes to file such registration statement and advising Stockholder of its right to have any or all of the Registrable Securities then held by Stockholder included among the securities to be covered thereby, and (ii) at the written request of Stockholder given to Parent at least five Business Days prior to the proposed filing date, include among the securities covered by such registration statement the number of Registrable Securities which Stockholder shall have requested be so included (subject, however, to reduction in accordance with Section 3(b)). Parent will use commercially reasonable efforts to cause the managing underwriter of the proposed underwritten offering to permit the Registrable Securities so requested to be included in the Registration Statement for such offering to be included in such offering on the same terms and conditions as any similar securities of Parent included therein.

          (b) In the event Stockholder desires to participate in an offering pursuant to Section 3(a), Stockholder may include Registrable Securities in any Registration Statement relating to such offering to the extent that the inclusion of such Registrable Shares will not reduce the number of shares of Parent Common Stock to be offered and sold pursuant thereto by Parent and by any person exercising demand registration rights with respect to such offering. If the lead managing underwriter selected by Parent for an underwritten offering pursuant to Section 3(a) determines that marketing factors require a limitation on the number of Parent Common Stock to be offered and sold by the stockholders of Parent in such offering, there will be included in the offering only that number of Parent Common

Stock, if any, that such lead managing underwriter determines will not jeopardize the success of the offering of all Parent Common Stock that Parent desires to sell for its own account. In such event and provided the managing underwriter has so notified Parent in writing, the number of shares of Parent Common Stock to be offered and sold by stockholders of Parent, including Stockholder, desiring to participate in such offering will be allocated among such holders of Parent Common Stock first, pro rata among securities to be registered pursuant to demand registration rights and second, pro rata among securities to be registered pursuant to piggyback registration rights. From the date hereof for as long as Stockholder has any right to require registration of Registrable Securities pursuant to this Agreement, Parent will not enter into any agreement, except for the Stockholder No. 2 Agreement, with respect to Parent Common Stock which provides for registration rights of any third party that would have the effect, if exercised, of permitting a reduction in the number of Stockholder's Registrable Securities includable in a registration pursuant to this Agreement other than on a pro rata basis with other holders of registration rights.

          (c) Nothing in this Section 3 will create any liability on the part of Parent to Stockholder if Parent for any reason should decide not to file a registration statement proposed to be filed under Section 3(a) or to withdraw such registration statement subsequent to its filing, regardless of any action whatsoever that Stockholder may have taken, whether as a result of the issuance by Parent of any notice hereunder or otherwise.

          (d) A request by Stockholder to include Registrable Securities in a proposed underwritten offering pursuant to Section 3(a) will not be deemed to be a request for a demand registration pursuant to Section 4.

          4. DEMAND REGISTRATION RIGHTS. (a) Upon the written request by Stockholder at any time commencing on the date hereof and continuing through the Effective Period that Parent effect the registration with the SEC under and in accordance with the provisions of the Securities Act of all or part of Stockholder's Registrable Securities (which written request will specify the aggregate number of shares of Registrable Securities requested to be registered, the form of registration statement to be used, with Parent's reasonable consent, and the means of distribution), Parent will file a Registration Statement covering Stockholder's Registrable Securities requested to be registered within 20 Business Days after receipt of such request; provided, however, that Parent will not be required to take any action pursuant to this Section 4:

               (i) if prior to the date of such request Parent shall have effected two registrations pursuant to this Section 4;

               (ii) if Parent has effected a registration pursuant to Section 3 within the 90-day period next preceding such request which permitted Stockholder to register all of its Registrable Securities;

               (iii) if Parent shall at the time have effective a Shelf Registration pursuant to which Stockholder could effect the disposition of all of the Stockholder's Registrable Securities in the manner requested;

               (iv) if the Registrable Securities which Parent shall have been requested to register shall have a then-current market value of less than $50,000,000, unless such registration request is for all remaining Registrable Securities; or

               (v)  during the pendency of any Blackout Period.

          (b) Stockholder may distribute the Registrable Securities covered by such request by means of an underwritten offering or any other lawful means, as determined by Stockholder and the form of the registration statement shall be subject to Stockholder's reasonable approval.

          (c) A registration requested pursuant to this Section 4 will not be deemed to be effected for purposes of this Section 4 if it has not been declared effective by the SEC or become effective in accordance with the Securities Act and the rules and regulations thereunder or its effectiveness has not been maintained for the applicable period required hereunder.

          (d) Stockholder may, at any time prior to the effective date of the Registration Statement relating to such registration, revoke such request by providing a written notice to Parent revoking such request. In such event, Stockholder will reimburse Parent for all its out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement; provided, however, that, if such revocation was based on (i) Parent's failure to comply in any material respect with its obligations hereunder or (ii) the occurrence of a Blackout Period, such reimbursement will not be required.

          (e) Parent will not include any securities which are not Registrable Securities in any Registration Statement filed pursuant to a demand made under this Section 4 without the prior written consent of Stockholder.

          (f) Notwithstanding any other provision hereof, Parent acknowledges and agrees that Stockholder will be entitled to make a demand hereunder following the date of this Agreement but prior to the Effective Time, in which event Parent will use reasonable efforts to cause the registration statement filed pursuant to such demand to become effective as promptly as practicable following the Effective Time.

          (g) Should Stockholder offer any options, rights, warrants or other securities issued by it or any other person that are offered with, convertible into or exercisable or exchangeable for any Registrable Securities, Parent's registration obligations under this Agreement in respect of Registrable Securities will be equally applicable to the securities to be purchased upon such conversion, exercise or exchange or offered with such other securities.

          5. SELECTION OF UNDERWRITERS. In connection with any underwritten offering pursuant to a Registration Statement filed pursuant to a demand made under Section 4, Stockholder will have the right to propose a managing underwriter or underwriters to administer the offering, which Parent may in its sole discretion reject, in which case the managing underwriter or underwriters shall be selected by Stockholder from a list of six nationally prominent underwriters selected by Parent in its sole discretion.

          6. BLACKOUT PERIODS. (a) If (i) during the Effective Period, Parent files or proposes to file a registration statement (other than in connection with the registration of securities issuable pursuant to a continuous "at the market offering" pursuant to Rule 415(a)(4) under the Securities Act, an employee stock option, stock purchase, dividend reinvestment plan or similar plan or pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act or a registration of debt securities not in any way exchangeable, convertible or exercisable for common stock of Parent) with respect to any securities of Parent, and (ii) with reasonable prior notice, (A) Parent (in the case of a non-underwritten offering pursuant to such registration statement) advises Stockholder in writing that a sale or distribution of Registrable Securities would adversely affect such offering or (B) the managing underwriter or underwriters (in the case of an underwritten offering other than an underwritten offering of indebtedness that is not convertible into or exchangeable or redeemable for any capital stock of the Company or any Subsidiary of the Company) advise Parent in writing (in which case Parent will notify Stockholder), that a sale or distribution of Registrable Securities would adversely affect such offering, then Parent will not be obligated to effect the initial filing of a Registration Statement pursuant to
Section 4 during the period commencing on the date that is 30 calendar days prior to the date Parent in good faith estimates (as certified in writing by an officer of Parent to Stockholder following a request for registration pursuant to Section 4(a)) will be the date of the filing of, and ending on the date which is 90 calendar days following the effective date of, such registration statement but in no event for more than 120 consecutive days (a "Section 6(a) Period").

          (b) If the Board of Directors of Parent determines in good faith that the registration and distribution of Registrable Securities (i) would materially impede, delay or interfere with any pending financing (other than a financing of the type described in Section 6(a)), acquisition, corporate reorganization or other significant transaction involving Parent or (ii) would require disclosure of non-public material information, the disclosure of which would materially and adversely affect Parent, and, in the case of clause (ii), Parent is concurrently forbidding purchases or sales in the open market by senior executives of Parent, Parent will promptly give the stockholder written notice of such determination and will be entitled to postpone the filing or effectiveness of a Registration Statement for a reasonable period of time not to exceed 120 calendar days (a "Section 6(b) Period"); provided, however, that in connection therewith Parent will be required to deliver to Counsel to Stockholder (as identified at such time to the Company) a general statement, signed by an officer of Parent and accompanied by a Board resolution, describing in reasonable detail the reasons for such postponement or restriction on use and an estimate of the anticipated delay. Parent will promptly notify Stockholder of the expiration or earlier termination of a Section 6(b) Period.

          (c) Notwithstanding anything in this Section 6 to the contrary, (i) the beginning of any Blackout Period will be at least 120 calendar days after the end of the prior Blackout Period, and (ii) the aggregate number of days included in all Blackout Periods and all Registration Hold Periods during any consecutive 12-month period during the Effective Period will not exceed 180 calendar days.

          7. REGISTRATION PROCEDURES. If and whenever Parent is required to use commercially reasonable efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Agreement, Parent will, as expeditiously as possible:

          (a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities on any form for which Parent then qualifies or which counsel for Parent deems appropriate, which form is subject to Stockholder's reasonable approval and which form is available for the sale of the Registrable Securities in accordance with the intended methods of distribution thereof (including, if so requested by Stockholder, distributions under Rule 415 under the Securities Act pursuant to a Shelf Registration Statement), and use commercially reasonable efforts to cause such Registration Statement to become and remain effective;

          (b) prepare and file with the SEC amendments and post-effective amendments to such Registration Statement and such amendments to the Prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration or as may be required by the rules, regulations or instructions applicable to the registration form utilized by Parent or by the Securities Act or rules and regulations thereunder necessary to keep such Registration Statement effective for up to 90 calendar days, in the case of an underwritten offering, or 360 calendar days, in any other case including a Shelf Registration (or longer period in the event of a Registration Hold Period during such 90 or 360 calendar days, as provided in this Section 7) and cause the Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to otherwise comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until the earlier of (i) such 90th or 360th calendar day (or longer period) and (ii) such time as all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities; provided that a reasonable time before filing a Registration Statement or Prospectus, or any amendments or supplements thereto, Parent will furnish to Stockholder, the managing underwriter and their respective counsel for review and comment, copies of all documents proposed to be filed and will not file any such documents to which any of them reasonably object prior to the filing thereof;

          (c) furnish to Stockholder such number of copies of such Registration Statement and of each amendment and post-effective amendment thereto (in each case including all exhibits), any Prospectus or Prospectus supplement and such other documents as Stockholder may reasonably request in order to facilitate the disposition of the Registrable Securities by Stockholder (Parent hereby consenting to the use (subject to the limitations set forth in the last paragraph of this Section 7) of the Prospectus or any amendment or supplement thereto in connection with such disposition);

          (d) use commercially reasonable efforts to register or qualify such Registrable Securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as Stockholder reasonably requests, and do any and all other acts and things which may be reasonably necessary or advisable to enable Stockholder to consummate the disposition in such jurisdictions of the Registrable Securities owned by Stockholder, except that Parent will not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 7(d), it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

          (e) notify Stockholder at any time when a Prospectus relating to any such Registrable Securities is required to be delivered under the Securities Act within the appropriate period mentioned in Section 7(b) of Parent's becoming aware that the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (the period during which Stockholder is required to refrain from effective public sales or distributions in such case being referred to as a "Section 7(e) Period"), and prepare and furnish to Stockholder a reasonable number of copies of an amendment to such Registration Statement or related Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and the time during which such Registration Statement shall remain effective pursuant to Section 7(b) will be extended by the number of days in the Section 7(e) Period;

          (f)  notify Stockholder at any time,

               (i) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

               (ii) of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for additional information;

               (iii) of the issuance by the SEC of any stop order of which Parent or its counsel is aware or should be aware suspending the effectiveness of the Registration Statement or any order preventing the use of a related Prospectus, or the initiation or any threats of any proceedings for such purposes;

               (iv) of the receipt by Parent of any written notification of the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction of the initiation or any threats of any proceeding for that purpose; and

               (v) if at any time the representations and warranties of Parent contemplated by Section 7(i)(i) cease to be true and correct in any material respect;

          (g) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to Stockholder an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act, provided that Parent will be deemed to have complied with this
Section 7(g) if it has satisfied the provisions of Rule 158 under the Securities Act;

          (h) use commercially reasonable efforts to cause all such Registrable Securities to be listed on any securities exchange or automated quotation system on which Parent Common Stock is then listed, if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange or automated quotation system, and to provide a transfer agent and registrar for such Registrable Securities covered by such Registration Statement no later than the effective date of such Registration Statement;

          (i) enter into agreements (including underwriting agreements) and take all other appropriate and reasonable actions in order to expedite or facilitate the disposition of such Registrable Securities and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration:

               (i) make such representations and warranties to Stockholder and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in comparable underwritten offerings;

               (ii) obtain opinions of counsel to Parent thereof (which counsel and opinions (in form, scope and substance) will be reasonably satisfactory to the managing underwriters, if any, and Stockholder) addressed to Stockholder and the underwriters, if any, covering the matters customarily covered in opinions requested in comparable underwritten offerings and such other matters as may be reasonably requested by Stockholder and the managing underwriter, if any;

               (iii) obtain "cold comfort" letters and bring-downs thereof from Parent's independent certified public accountants addressed to Stockholder and the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters by independent accountants in connection with underwritten offerings;

               (iv) if requested, provide indemnification in accordance with the provisions and procedures of Section 10 to all parties to be indemnified pursuant to said Section; and

               (v) deliver such documents and certificates as may be reasonably requested by Stockholder and the managing underwriters, if any, to evidence compliance with Section 7(e) and with any customary conditions contained in the underwriting agreement or other agreement entered into by Parent.

          (j) cooperate with Stockholder and the managing underwriter or underwriters or agents, if any, to facilitate, to the extent commercially reasonable under the circumstances, the timely preparation and delivery of certificates (not bearing any restrictive legends) representing the securities to be sold under such Registration Statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters or agents, if any, or Stockholder may request;

          (k) if reasonably requested by the managing underwriter or underwriters or Stockholder, incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriters and Stockholder agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, including without limitation information with respect to the purchase price being paid by such underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering and make all required filings of such Prospectus supplement or post-effective amendment as promptly as practicable upon being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

          (l) provide Stockholder, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by Stockholder or underwriter (collectively, the "Inspectors") reasonable access to appropriate officers of Parent and Parent's subsidiaries to ask questions and to obtain information reasonably requested by any such Inspector and make available for inspection all financial and other records and other information, pertinent corporate documents and properties of any of Parent and its subsidiaries and affiliates (collectively, the "Records") as may be reasonably necessary to enable them to exercise their due diligence responsibilities; provided, however, that the Records that Parent determines, in good faith, to be confidential and which it notifies the Inspectors in writing are confidential will not be disclosed to any Inspector unless such Inspector signs a confidentiality agreement reasonably satisfactory to Parent but in any event permitting disclosure by an Inspector if (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission of a material fact in such Registration Statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction; provided further, however, that any decision regarding the disclosure of information pursuant to clause (i) may be made only after consultation with counsel for the applicable Inspectors. Stockholder agrees that it will promptly after learning that disclosure of such Records is sought in a court having jurisdiction, give notice to Parent and allow Parent, at Parent's expense, to undertake appropriate action to prevent disclosure of such Records;

          (m) in the event of the issuance of any stop order of which Parent or its counsel is aware or should be aware suspending the effectiveness of the Registration Statement or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Registrable Securities included in the Registration Statement for sale in any jurisdiction, Parent will use commercially reasonable efforts promptly to obtain its withdrawal; and the period for which the Registration Statement will be kept effective will be extended by a number of days equal to the number of days between the issuance and withdrawal of any stop orders (a "Section 7(m) Period"); and

          (n) reasonably cooperate to make available members of senior management of Parent to participate in any meetings and conferences or "road shows" with potential purchasers of the Registrable Securities as the underwriters (if any) or the Stockholder may reasonably request, the parties recognizing that the regular responsibilities of such managers will take priority over any such activities.

Parent may require Stockholder to furnish Parent with such information regarding Stockholder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as Parent may from time to time reasonably request in writing. Upon receipt of any notice from Parent of the happening of any event of the kind described in Section 7(e), Stockholder will forthwith discontinue disposition of Registrable Securities pursuant to the Prospectus or Registration Statement covering such Registrable Securities until Stockholder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 7(e), and, if so directed by Parent, Stockholder will deliver to Parent (at Parent's expense) all copies, other than permanent file copies then in Stockholder's possession of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

          8. REGISTRATION EXPENSES. Parent will pay all Registration Expenses in connection with all registrations of Registrable Securities pursuant to Sections 3 and 4 upon the written request of Stockholder, and Stockholder will pay (a) any fees or disbursements of Counsel to Stockholder and (b) all underwriting discounts and commissions and transfer taxes, if any, and other fees, costs and expenses of Stockholder relating to the sale or disposition of Stockholder's Registrable Securities pursuant to the Registration Statement.

          9. REPORTS UNDER THE EXCHANGE ACT.  Parent will:

               (a) file with the SEC in a timely manner all reports and other documents required of Parent under the Exchange Act; and

               (b) furnish to Stockholder, during the Effective Period, forthwith upon request (i) a written statement by Parent that it has complied with the current public information and reporting requirements of Rule 144 under the

     Securities Act and the Exchange Act and (ii) a copy of the most recent annual or quarterly report of Parent and such other reports and documents so filed by Parent.

          10. INDEMNIFICATION; CONTRIBUTION. (a) Indemnification by Parent. Parent will indemnify and hold harmless Stockholder, its officers, directors, agents, trustees, general partners and each person who controls Stockholder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), against all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees, disbursements and expenses) incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation arising out of or based upon (i) any violation by Parent (or its officers, directors or controlling persons) of any federal or state law, rule or regulation applicable to Parent and relating to any action required or inaction by Parent (or such other person) in connection with or relating to any Registration Statement, (ii) any untrue or alleged untrue statement of material fact contained in the Registration Statement, any Prospectus or preliminary Prospectus, or any amendment or supplement to any of the foregoing, or (iii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or a preliminary Prospectus, in light of the circumstances then existing) not misleading, except in each case insofar as the same arise out of or are based upon any such untrue statement or omission made in reliance on and in conformity with information with respect to such indemnified party furnished in writing to Parent by such indemnified party or its counsel expressly for use therein. In connection with an underwritten offering, Parent will indemnify the underwriters thereof, their officers, directors, agents, trustees, general partners, and each person who controls such underwriters (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided above with respect to the indemnification of Stockholder. Notwithstanding the foregoing provisions of this Section 10(a), Parent will not be liable to Stockholder (or any officer, director, agent, trustee or controlling person thereof), any person who participates as an underwriter in the offering or sale of Registrable Securities or any other person, if any, who controls Stockholder or underwriter (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), under the indemnity agreement in this Section 10(a) for any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense that arises out of Stockholder's or such other person's failure to send or deliver a copy of the final Prospectus to the person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of the Registrable Securities to such person if such statement or omission was corrected in such final Prospectus and Parent had previously furnished copies thereof to Stockholder or such other person in accordance with this Agreement.

          (b) Indemnification by Stockholder. In connection with the Registration Statement, Stockholder will furnish to Parent in writing such information, including the name and address of, and the amount of Registrable Securities held by, Stockholder, as Parent reasonably requests for use in such Registration Statement or the related Prospectus and will indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 10(a)) Parent or any underwriter, as the case may be, and any of their respective affiliates, directors, officers, agents, trustees and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), against any losses, claims, damages, liabilities and expenses resulting from (i) any violation by Stockholder (or its officers, directors, agents, trustees or controlling persons) of any federal or state law, rule or regulation relating to action required of or inaction by Stockholder (or such other person) in connection with its offer and sale of Registrable Securities and (ii) any untrue or alleged untrue statement of a material fact contained in, or any omission or alleged omission of a material fact required to be stated in, such Registration Statement or Prospectus or any amendment or supplement to either of them or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances then existing) not misleading, but only to the extent that any such untrue statement or omission is made in reliance on and in conformity with information with respect to Stockholder furnished in writing to Parent by Stockholder or its counsel specifically for inclusion therein.

          (c) Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder agrees to give prompt written notice to the indemnifying party after the receipt by such indemnified party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such indemnified party may claim indemnification or contribution pursuant to this Agreement (provided that failure to give such notification will not affect the obligations of the indemnifying party pursuant to this Section 10 except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure). In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it wishes, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who may not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under these indemnification

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provisions for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation, unless in the reasonable judgment of any indemnified party a conflict of interest is likely to exist, based on the written opinion of counsel, between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party will be obligated to pay the reasonable fees and expenses of such additional counsel. No indemnifying party, in defense of any such action, suit, proceeding or investigation, may, except with the consent of each indemnified party, consent to the entry of any judgment or entry into any settlement (which consent will not be unreasonably withheld) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such action, suit, proceeding or investigation to the extent the same is covered by the indemnity obligation set forth in this Section 10. No indemnified party may consent to entry of any judgment or enter into any settlement without the consent of each indemnifying party (which consent will not be unreasonably withheld).

          (d) Contribution. If the indemnification from the indemnifying party provided for in this Section 10 is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, will contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities and expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above will be deemed to include, subject to the limitations set forth in Section 10(c), any legal and other fees and expenses reasonably incurred by such indemnified party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 10(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 10(d), no underwriter will be required

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

to contribute any amount in excess of the underwriting discount or commission applicable to the Registrable Securities underwritten by it. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Stockholder's obligation to contribute is several in the proportion that the proceeds of the offering received by Stockholder bears to the total proceeds of the offering, and not joint. If indemnification is available under this Section 10(d), the indemnifying parties will indemnify each indemnified party to the full extent provided in Section 10(a) or 10(b), as the case may be, without regard to the relative fault of said indemnifying parties or indemnified party or any other equitable consideration provided for in this Section 10(d).

          (e) Certain Limitations. In no event will Stockholder be liable or required to contribute any amount under this Section 10 or otherwise in respect of any untrue or alleged untrue statement or omission or alleged omission for amounts in excess of the amount by which the total price at which the Registrable Securities of Stockholder were offered to the public exceeds the amount of any damages which Stockholder has otherwise been required to pay by reason of such untrue statement or omission.

          (f) Nonexclusivity. The provisions of this Section 10 will be in addition to any liability which any indemnifying party may have to any indemnified party and will survive the termination of this Agreement.

          (g) Underwriter Indemnification. Notwithstanding anything to the contrary, the indemnification for an underwriter will be modified (to the extent requested by the underwriter) to conform to that which is customary for such underwriter, to the extent set forth in their underwriting agreement.

          11. PARTICIPATION IN UNDERWRITTEN OFFERINGS. Stockholder may not participate in any underwritten offering pursuant to Section 3 hereunder unless Stockholder (a) agrees to sell Stockholder's Registrable Securities on the basis provided in any underwriting arrangements approved by Parent in its reasonable discretion and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

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